Exhibit 99.2


                             EASTMAN KODAK COMPANY
                        FINANCIAL DISCUSSION DOCUMENT


    SECOND QUARTER 2007 COMPARED WITH SECOND QUARTER 2006

    RESULTS OF OPERATIONS - CONTINUING OPERATIONS

    CONSOLIDATED

    Worldwide Revenues

    Net worldwide sales were $2,510 million for the second quarter of 2007 as compared with $2,688 million for the second quarter of 2006, representing a decrease of $178 million or 7%. The decrease in net sales was primarily due to declines in volumes and unfavorable price/mix, which decreased second quarter sales by approximately 6.6 and 2.7 percentage points, respectively. The decrease in volumes was primarily driven by Consumer Film Capture within FPG, snapshot printing within Digital Capture and Devices and the traditional portion of Retail Printing, both within CDG, and the traditional consumables portion of Prepress Solutions within GCG. The negative price/mix was primarily driven by Digital Capture and Devices and Retail Printing, both within CDG, as well as Consumer Film Capture and Entertainment Imaging within FPG. Second quarter sales were positively impacted by foreign exchange, which increased sales by $71 million or approximately 2.6 percentage points.

    Digital Strategic Product Groups' Revenues

    The Company's digital product sales were $1,460 million for the second quarter of 2007 as compared with $1,417 million for the prior year quarter, representing an increase of $43 million, or 3%, primarily driven by increased revenues from Enterprise Solutions and growth in the digital prepress consumables portion of Prepress Solutions, both within GCG. CDG digital revenues were essentially flat year-over-year primarily driven by the decline in snapshot printing, partially offset by sales of the recently introduced digital picture frames.

    Traditional Strategic Product Groups' Revenues

    Net sales of the Company's traditional products were $1,044 million for the second quarter of 2007 as compared with $1,262 million for the prior year quarter, representing a decrease of $218 million, or 17%, primarily driven by declines in Consumer Film Capture within FPG, Retail Printing within CDG, and traditional prepress consumables sales within GCG.

    Product sales from new technologies were $6 million for the second quarter of 2007 and $9 million for the second quarter of 2006.

    Gross Profit

    Gross profit was $658 million for the second quarter of 2007 as compared with $575 million for the second quarter of 2006, representing an increase of $83 million, or 14%. The gross profit margin was 26.2% in the current quarter as compared with 21.4% in the prior year quarter. The 4.8 percentage point increase was primarily attributable to reduced manufacturing and other costs, which increased gross profit margins by approximately 6.5 percentage points, and were driven by a combination of lower restructuring-related charges, lower depreciation expense, and the impact of the Company's cost reduction initiatives, partially offset by increased silver and aluminum costs. Gross profit margins were also favorably impacted by foreign exchange, which increased gross profit margins by approximately 0.8 percentage points. These increases were partially offset by unfavorable price/mix and volume declines, which reduced gross profit margins by approximately 2.0 percentage points and 0.5 percentage points, respectively. The negative price/mix was primarily driven by Digital Capture and Devices within CDG, Prepress Solutions within GCG and price/mix declines within FPG, while the volume declines were largely driven by Consumer Film Capture within FPG, snapshot printing within CDG, and the traditional portion of Retail Printing within CDG.

    Selling, General and Administrative Expenses

    Selling, general and administrative expenses (SG&A) were $431 million for the second quarter of 2007 as compared with $518 million for the prior year quarter, representing a decrease of $87 million, or 17%. SG&A as a percentage of sales decreased from 19% in the second quarter of 2006 to 17% in the second quarter of 2007. The year-over-year decrease in SG&A is primarily attributable to significant Company-wide cost reduction actions.

    Research and Development Costs

    Research and development costs (R&D) were $128 million for the second quarter of 2007 as compared with $152 million for the second quarter of 2006, representing a decrease of $24 million, or 16%. R&D as a percentage of sales was 5% for the second quarter of 2007 as compared with the prior year quarter of 6%. This decrease was primarily driven by the continuing realignment of resources, as well as the timing of development of new products.

    Restructuring Costs and Other

    Restructuring costs and other were $295 million for the second quarter of 2007 as compared with $156 million for the prior year quarter, representing an increase of $139 million or 89%. The most significant portion of the second quarter costs was a $238 million impairment charge taken in the current quarter related to the sale of the Company's Xiamen, China facility. These costs, as well as the restructuring-related costs reported in cost of goods sold, are discussed in further detail under "RESTRUCTURING COSTS AND OTHER" below.

    Other Operating (Income) Expenses, Net

    The other operating (income) expenses, net category includes gains and losses on sales of capital assets and certain asset impairment charges. Other operating income was $33 million for the second quarter of 2007 as compared with other operating expenses of $6 million for the second quarter of 2006, representing an improvement of $39 million. This improvement was largely driven by the gain on the sale of the Light Management Films business, as well as increased gains on sales of capital assets in the current quarter.

    Loss From Continuing Operations Before Interest, Other Income
(Charges), Net and Income Taxes

    The loss from continuing operations before interest, other income (charges), net and income taxes for the second quarter of 2007 was $163 million as compared with a loss of $257 million for the second quarter of 2006, representing an improvement in earnings of $94 million. This change is attributable to the reasons described above.

    Interest Expense

    Interest expense for the second quarter of 2007 was $31 million as compared with $43 million for the prior year quarter, representing a decrease of $12 million, or 28%. Lower interest expense is primarily due to lower debt levels as a result of the full payoff of the Company's Secured Term Debt in the current quarter.

    Other Income (Charges), Net

    The other income (charges), net category includes interest income, income and losses from equity investments, and foreign exchange gains and losses. Other income for the current quarter was $21 million as compared with other income of $6 million for the second quarter of 2006. The increase of $15 million is primarily attributable to higher interest income, and was also impacted by lower losses on foreign exchange transactions than in the prior year.

    Income Tax (Benefit) Provision

    For the second quarter of 2007, the Company recorded a benefit of $38 million on a pre-tax loss of $173 million, representing an effective rate of 22.0%. The difference of $23 million between the recorded benefit of $38 million and the benefit of $61 million that would result from applying the U.S. statutory rate of 35.0% is primarily attributable to: (1) losses generated in certain jurisdictions outside the U.S., which were not benefited and (2) the mix of earnings from operations in certain lower-taxed jurisdictions outside the U.S. Other significant items that caused the difference from the statutory tax rate include non-U.S. tax benefits of $27 million associated with total worldwide restructuring costs and asset impairments; a net benefit of $15 million associated with adjustments uncertain tax benefits; and a provision of $42 million associated with the establishment of valuation allowances in foreign jurisdictions.

    During the second quarter the Company identified a deferred tax asset in a foreign jurisdiction, which should have been appropriately reserved with a valuation allowance in a prior period. Therefore, the Company recorded a valuation allowance of $20 million in the current quarter to appropriately reflect the net deferred tax asset balance. This amount is included in the $42 million provision discussed above.

    In accordance with SFAS No. 109, "Accounting for Income Taxes," the Company recorded a tax benefit in continuing operations associated with the realization of current year losses in certain jurisdictions where it has historically had a valuation allowance due to the recognition of the pre-tax gain in discontinued operations.

    For the second quarter of 2006, the Company recorded a provision of $61 million on a pre-tax loss of $294 million, representing an effective rate of (20.7)%. The difference of $164 million between the recorded provision of $61 million and the benefit of $103 million that would result from applying the U.S. statutory rate of 35.0% is primarily attributable to: (1) losses generated within the U.S. and in certain jurisdictions outside the U.S., which were not benefited and
(2) the mix of earnings from operations in certain lower-taxed jurisdictions outside the U.S. Other significant items that caused the difference from the statutory tax rate include non-U.S. tax benefits of $27 million associated with total worldwide restructuring costs and asset impairments; and discrete tax charges relating primarily to purchase accounting for the Creo acquisition, tax rate changes, and impacts from ongoing tax audits with respect to open tax years of $40 million.

    Loss From Continuing Operations

    The loss from continuing operations for the second quarter of 2007 was $135 million, or $.47 per basic and diluted share, as compared with a loss from continuing operations for the second quarter of 2006 of $355 million, or $1.24 per basic and diluted share, representing an improvement in earnings of $220 million. This improvement in earnings from continuing operations is attributable to the reasons described above.

    CONSUMER DIGITAL IMAGING GROUP

    Worldwide Revenues

    Net worldwide sales for CDG were $1,000 million for the second quarter of 2007 as compared with $1,105 million for the second quarter of 2006, representing a decrease of $105 million, or 10%. The decrease in net sales was comprised of volume declines, which reduced net sales by approximately 7.3 percentage points, and unfavorable price/mix, which reduced net sales by approximately 3.8 percentage points. The decrease in volumes was primarily driven by snapshot printing and the traditional portion of Retail Printing, partially offset by sales of the recently introduced digital picture frames, while the negative price/mix was largely attributable to Digital Capture and Devices and lower kiosk equipment sales offset by higher media sales within Retail Printing. These declines were partially offset by favorable foreign exchange, which increased net sales by approximately 1.6 percentage points.

    Net worldwide sales of Digital Capture and Devices, which includes consumer digital cameras, accessories, memory products, snapshot printers and related media, and intellectual property royalties, decreased 3% in the second quarter of 2007 as compared with the prior year quarter, primarily reflecting negative price/mix on digital cameras and lower snapshot printing volumes, partially offset by sales of new digital picture frames, intellectual property royalties and favorable exchange. For digital still cameras, Kodak remains in the top three market position on a worldwide basis through May.

    Net worldwide sales of Retail Printing decreased 17% in the second quarter of 2007 as compared with the prior year quarter, reflecting volume declines and negative price/mix, partially offset by favorable foreign exchange. Sales of photofinishing services declined 43% from the second quarter of 2006, reflecting continuing industry film processing volume declines. This decline in photofinishing services was partially offset by increased sales of kiosks and related media, which increased 2% from the prior year quarter. The change in kiosks and related media sales reflects strong consumables sales at retail locations, with 4x6 media volumes increasing 36% versus last year, substantially offset by lower kiosk equipment sales.

    Digital Strategic Product Groups' Revenues

    CDG digital product sales are comprised of digital capture and devices, kiosks/media, online printing, consumer inkjet systems, and imaging sensors.

    Digital product sales for CDG were $645 million for the second quarter of 2007 as compared with $647 million for the prior year quarter, representing a decrease of $2 million. The decrease was primarily driven by declines in sales of digital cameras and snapshot printing, partially offset by growth in intellectual property royalties and sales of digital picture frames.

    Traditional Strategic Product Groups' Revenues

    CDG traditional product sales are comprised of consumer and professional photographic paper, photochemicals and photofinishing services.

    Traditional product sales for CDG were $355 million for the second quarter of 2007 as compared with $458 million for the second quarter of 2006, representing a decrease of $103 million, or 22%. This decrease was primarily driven by declines in photofinishing services and photographic paper.

    Gross Profit

    Gross profit for CDG was $179 million for the second quarter of 2007 as compared with $146 million for the prior year quarter, representing an increase of $33 million or 23%. The gross profit margin was 17.9% in the current quarter as compared with 13.2% in the prior year quarter. The 4.7 percentage point increase was primarily attributable to reductions in cost, which improved gross profit margins by approximately 6.3 percentage points, and favorable foreign exchange, which improved gross profit margins by approximately 1.0 percentage point. The reductions in cost were primarily driven by lower depreciation expense, the impact of the Company's cost reduction initiatives and more effective product portfolio management, partially offset by costs associated with the scaling of manufacturing and new product introduction activities in the Consumer Inkjet Systems business and by adverse silver costs. These improvements in gross profit margins were partially offset by unfavorable price/mix and volume declines. Price/mix negatively impacted gross profit margins by approximately 2.3 percentage points, primarily driven by Digital Capture and Devices and kiosks/media, partially offset by the year-over-year increase in intellectual property royalties. Volume declines reduced gross profit margins by approximately 0.4 percentage points, primarily driven by snapshot printing, and the traditional portion of Retail Printing.

    Selling, General and Administrative Expenses

    SG&A expenses for CDG decreased $31 million, or 15%, from $207 million in the second quarter of 2006 to $176 million in the current quarter, and decreased as a percentage of sales from 19% for the second quarter of 2006 to 18% for the current quarter. This decrease was primarily driven by focused cost reduction initiatives and improved go-to-market structure, partially offset by increased advertising expenses associated with Consumer Inkjet Systems.

    Research and Development Costs

    R&D costs for CDG decreased $13 million, or 18%, from $72 million in the second quarter of 2006 to $59 million in the current quarter and decreased as a percentage of sales from 7% for the second quarter of 2006 to 6% for the current quarter. This dollar decrease is attributable to spending incurred in 2006 related to the development of Consumer Inkjet Systems, which were introduced in the first quarter of 2007, and related to cost reduction actions within CDG's other businesses.

    Loss From Continuing Operations Before Interest, Other Income
(Charges), Net and Income Taxes

    The loss from continuing operations before interest, other income (charges), net and income taxes for CDG was $55 million in the second quarter of 2007 as compared with a loss of $133 million in the second quarter of 2006, representing an improvement in earnings of $78 million or 59%, as a result of the factors described above.

    FILM PRODUCTS GROUP

    Worldwide Revenues

    Net worldwide sales for FPG were $559 million for the second quarter of 2007 as compared with $660 million for the second quarter of 2006, representing a decrease of $101 million, or 15%. The decrease in net sales was comprised of: (1) lower volumes, which decreased second quarter sales by approximately 15.3 percentage points and were primarily attributable to Consumer Film Capture and (2) declines related to negative price/mix, which reduced net sales by approximately 2.5 percentage points and were primarily attributable to Consumer Film Capture and Entertainment Imaging. These decreases were partially offset by favorable foreign exchange, which increased net sales by approximately 2.4 percentage points.

    Net worldwide sales of Consumer Film Capture, including consumer roll film (35mm and APS film), one-time-use cameras (OTUC), professional films, and reloadable traditional film cameras, decreased 30% in the second quarter of 2007 as compared with the second quarter of 2006, primarily reflecting continuing industry volume declines and negative price/mix, partially offset by favorable exchange.

    Net worldwide sales for Entertainment Imaging films, which includes origination, intermediate, and print films for the entertainment industry, were flat compared with the prior year, primarily reflecting volume increases in color print films and favorable exchange across all product lines, partially offset by volume declines in origination films and unfavorable price/mix across all product lines.

    Gross Profit

    Gross profit for FPG was $229 million for the second quarter of 2007 as compared with $243 million for the prior year quarter, representing a decrease of $14 million or 6%. The gross profit margin was 41.0% in the current quarter as compared with 36.8% in the prior year quarter. The 4.2 percentage point increase was primarily attributable to decreased manufacturing and other costs, which positively impacted gross profit margins by approximately 7.6 percentage points, which were driven by lower depreciation expense and the impact of the Company's cost reduction initiatives, partially offset by increased silver costs. Favorable foreign exchange increased gross profit margins by approximately 1.7 percentage points. These increases were partially offset by unfavorable price/mix and volume declines, which reduced gross profit margins by approximately 4.7 percentage points and 0.6 percentage points, respectively. Negative price/mix impacted essentially all businesses in FPG, while the volume declines were primarily driven by Consumer Film Capture.

    Selling, General and Administrative Expenses

    SG&A expenses for FPG decreased $35 million, or 29%, from $119 million in the second quarter of 2006 to $84 million in the current quarter, and decreased as a percentage of sales from 18% in the prior year quarter to 15% in the current quarter. The decline in SG&A was attributable to the concentrated efforts of the business to reduce costs.

    Research and Development Costs

    R&D costs for FPG were $5 million in the second quarter of 2006 as compared with $8 million in the current quarter, and remained constant as a percentage of sales at 1%.

    Earnings From Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from continuing operations before interest, other income (charges), net and income taxes for FPG were $137 million in the second quarter of 2007 as compared with earnings of $119 million in the second quarter of 2006, representing an increase of $18 million or 15%, as a result of the factors described above.

    GRAPHIC COMMUNICATIONS GROUP

    Worldwide Revenues

    Net worldwide sales for GCG were $929 million for the second quarter of 2007 as compared with $908 million for the prior year quarter, representing an increase of $21 million, or 2%. The increase in net sales was primarily attributable to favorable exchange, which increased net sales by approximately 4.2 percentage points, primarily within Prepress Solutions and Document Imaging. This increase was partially offset by unfavorable price/mix, which decreased sales by approximately 1.5 percentage points, and volume declines, which decreased sales by approximately 0.4 percentage points. The unfavorable price/mix was primarily driven by Prepress Solutions and Document Imaging, partially offset by favorable price/mix within Enterprise Solutions. The volume declines were driven by Document Imaging, Digital Printing Solutions, and traditional prepress consumables within Prepress Solutions, partially offset by volume increases in Enterprise Solutions and digital prepress consumables within Prepress Solutions.

    Net worldwide sales of Prepress Solutions increased 1%, primarily driven by increased sales of digital plates, partially offset by declines in sales of analog plates.

    Net worldwide sales of Document Imaging were flat compared with prior year, driven by increased service revenue, offset by declines in sales of scanners and traditional document imaging media.

    Net worldwide sales of Digital Printing Solutions decreased 2%, primarily driven by declines in electrophotographic printing equipment and commercial inkjet printing equipment, partially offset by growth in consumables and service.

    Net worldwide sales of Enterprise Solutions increased 40%, primarily attributable to revenue growth from workflow software and digital front-end controllers.

    Digital Strategic Product Groups' Revenues

    GCG digital product sales are comprised of Enterprise Solutions, Digital Printing Solutions, portions of Prepress Solutions and portions of Document Imaging.

    Sales of digital products and services for GCG were $815 million for the second quarter of 2007 as compared with $770 million for the prior year quarter, representing an increase of $45 million, or 6%. The increase in digital products and services revenue was primarily attributable to increased sales from Enterprise Solutions and the digital portions of Prepress Solutions, as well as the favorable impact of exchange.

    Traditional Strategic Product Groups' Revenues

    GCG traditional product sales are comprised of sales of traditional prepress consumables, including analog plates and graphics film, and traditional document imaging equipment and media. These sales were $114 million for the current quarter as compared with $138 million for the prior year quarter, representing a decrease of $24 million, or 17%. The decrease in sales was primarily attributable to lower volumes of analog plates and graphics film.

    Gross Profit

    Gross profit for GCG was $265 million for the second quarter of 2007 as compared with $253 million in the prior year quarter, representing an increase of $12 million, or 5%. The gross profit margin was 28.5% in the current quarter as compared with 27.9% in the prior year quarter. The increase in the gross profit margin of 0.6 percentage points was primarily attributable to favorable price/mix, which increased gross profit margins by approximately 0.7 percentage points and was primarily driven by Enterprise Solutions and Prepress Solutions. Reductions in manufacturing and other costs increased gross profit margins by approximately 0.2 percentage points, primarily reflecting cost reduction actions and lower depreciation expense, offset by higher aluminum costs, while unfavorable foreign exchange reduced gross profit margins by approximately 0.4 percentage points.

    Selling, General and Administrative Expenses

    SG&A expenses for GCG were $170 million for the second quarter of 2007 as compared with $185 million in the prior year quarter, representing a decrease of $15 million, or 8%, and decreased as a percentage of sales from 20% to 18%. The decrease in SG&A is largely attributable to continuing integration synergies and targeted cost reductions.

    Research and Development Costs

    R&D costs for GCG decreased $2 million, or 4%, from $52 million for the second quarter of 2006 to $50 million for the current quarter, and decreased as a percentage of sales from 6% in the second quarter of 2006 to 5% in the current year quarter.

    Earnings From Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from continuing operations before interest, other income (charges), net and income taxes for GCG were $44 million in the second quarter of 2007 as compared with earnings of $16 million in the second quarter of 2006, representing an increase of $28 million, or 175%. This increase in earnings is attributable to the reasons outlined above.

    ALL OTHER

    Worldwide Revenues

    Net worldwide sales for All Other were $22 million for the second quarter of 2007 as compared with $15 million for the second quarter of 2006, representing an increase of $7 million, or 47%.

    Loss From Continuing Operations Before Interest, Other Income
(Charges), Net and Income Taxes

    The loss from continuing operations before interest, other income (charges), net and income taxes for All Other was $6 million in the current quarter as compared with a loss of $25 million in the second quarter of 2006. This $19 million improvement in earnings was largely driven by lower R&D spending related to the display business.

    RESULTS OF OPERATIONS - DISCONTINUED OPERATIONS

    On April 30, 2007, the Company sold all of the assets and business operations of its Health Group segment to Onex Healthcare Holdings, Inc. ("Onex") (now known as Carestream Health, Inc.), a subsidiary of Onex Corporation, for up to $2.55 billion. The price was composed of $2.35 billion in cash at closing and $200 million in additional future payments if Onex achieves certain returns with respect to its investment. If Onex investors realize an internal rate of return in excess of 25% on their investment, the Company will receive payment equal to 25% of the excess return, up to $200 million.

    The Company recognized a pre-tax gain of $980 million on the sale in the second quarter of 2007. The pre-tax gain excludes the following: up to $200 million of potential future payments related to Onex's return on its investment as noted above; potential charges related to settling pension obligations with Onex in future periods; and any adjustments that may be made in the future that are currently under review.

    The Company used a portion of the initial $2.35 billion cash proceeds to fully repay its approximately $1.15 billion of Secured Term Debt. About 8,100 employees of the Company associated with the Health Group transitioned to Carestream Health, Inc. as part of the transaction. Also included in the sale were manufacturing operations focused on the production of health imaging products, as well as an office building in Rochester, NY.

    Upon authorization of the Company's Board of Directors on January 8, 2007, the Company met all the requirements of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," for accounting for the Health Group segment as a discontinued operation. As such, the Health Group business ceased depreciation and amortization of long-lived assets. In accordance with EITF No. 87-24, "Allocation of Interest to Discontinued Operations," the Company allocated certain interest expense on debt that was required to be repaid as a result of the sale. Interest expense allocated to discontinued operations totaled $7 million and $22 million for the three months ended June 30, 2007 and 2006, respectively.

    Total Company earnings from discontinued operations for the three months ended June 30, 2007 and 2006 of $727 million (including a pre-tax gain on sale of $980 million) and $73 million, respectively, were net of a provision for income taxes of $257 million, and a benefit for income taxes of $11 million, respectively.

    NET EARNINGS (LOSS)

    Net earnings for the second quarter of 2007 were $592 million, or $2.06 per basic and diluted share, as compared with a net loss for the second quarter of 2006 of $282 million, or $.98 per basic and diluted share, representing an improvement in earnings of $874 million or 310 %. This improvement in earnings is attributable to the reasons outlined above.

    RESTRUCTURING COSTS AND OTHER

    The Company has undertaken a cost reduction program that was initially announced in January 2004. This program is referred to as the "2004-2007 Restructuring Program." This program was expected to result in total charges of $1.3 billion to $1.7 billion over a three-year period, of which $700 million to $900 million related to severance, with the remainder relating to the disposal of buildings and equipment. Overall, Kodak's worldwide facility square footage was expected to be reduced by approximately one-third. Approximately 12,000 to 15,000 positions worldwide were expected to be eliminated through these actions primarily in global manufacturing, selected traditional businesses and corporate administration.

    The Company subsequently expanded the program to extend into 2007, and increased the expected employment reductions and total charges. On February 8, 2007, the Company again updated the ranges for anticipated restructuring activity. The Company now expects that the total employment reductions will be in the range of 28,000 to 30,000 positions and total charges will be in the range of $3.6 billion to $3.8 billion.

    The increase in expected cost is due to the realization that further reductions are required to achieve the Company's target cost model.

    The aforementioned 2004-2007 Restructuring Program underpins a dramatic transformation of the Company focused on two primary elements of cost restructuring: manufacturing infrastructure and operating expense rationalization. As this four-year effort has progressed, the underlying business model necessarily has evolved, requiring broader and more costly manufacturing infrastructure reductions (primarily non-cash charges) than originally anticipated, as well as similarly broader rationalization of selling, administrative and other business resources (primarily severance charges). In addition, the recent divestiture of the Health Group has further increased the amount of reductions necessary to appropriately scale the Corporate infrastructure.

    The actual charges for initiatives under this program are recorded in the period in which the Company commits to formalized restructuring plans or executes the specific actions contemplated by the program and all criteria for restructuring charge recognition under the applicable accounting guidance have been met.

    Restructuring Programs Summary

    The activity in the accrued restructuring balances and the non-cash charges incurred in relation to all of the Company's restructuring programs were as follows for the second quarter of 2007:




                         Balance
                        March 31,     Costs                   Cash
(in millions)              2007    Incurred (1) Reversals Payments (2)
                        ---------- ------------ --------- ------------

2004-2007 Restructuring
 Program:
Severance reserve        $     196    $      19   $     -   $     (83)
Exit costs reserve              26           30         -         (32)
                        ---------- ------------ --------- ------------
  Total reserve          $     222    $      49   $     -   $    (115)

Long-lived asset
 impairments and
 inventory write-downs   $       -    $     257   $     -   $        -
Accelerated
 depreciation            $       -    $      15   $     -   $        -


Pre-2004 Restructuring
 Programs:

Severance reserve        $       -    $       -   $     -   $        -
Exit costs reserve               6            -         -            -
                        ---------- ------------ --------- ------------
  Total reserve          $       6    $       -   $     -   $        -
                        ---------- ------------ --------- ------------

Total of all
 restructuring programs  $     228    $     321   $     -   $    (115)
                        ========== ============ ========= ============

                                                    Other
                                                 Adjustments  Balance
                                     Non-cash        and      June 30,
(in millions)                       Settlements Reclasses (3)   2007
                                    ----------- ------------- --------

2004-2007 Restructuring Program:
Severance reserve                     $       -    $       41   $  173
Exit costs reserve                            -             -       24
                                    ----------- ------------- --------
  Total reserve                       $       -    $       41   $  197

Long-lived asset impairments and
 inventory write-downs                $   (257)    $        -   $    -
Accelerated depreciation              $    (15)    $        -   $    -


Pre-2004 Restructuring Programs:

Severance reserve                     $       -    $        -   $    -
Exit costs reserve                            -             -        6
                                    ----------- ------------- --------
  Total reserve                       $       -    $        -   $    6
                                    ----------- ------------- --------

Total of all restructuring programs   $   (272)    $       41   $  203
                                    =========== ============= ========


    (1) The costs incurred include both continuing operations of $316 million and discontinued operations of $5 million.

    (2) During the three months ended June 30, 2007, the Company paid approximately $120 million related to restructuring. Of this total amount, $115 million was recorded against restructuring reserves, while $5 million was recorded against pension and other postretirement liabilities.

    (3) The total restructuring charges of $321 million include pension and other postretirement charges and credits for curtailments, settlements and special termination benefits. However, because the impact of these charges and credits relate to the accounting for pensions and other postretirement benefits, the related impacts on the Consolidated Statement of Financial Position are reflected in their respective components as opposed to within the accrued restructuring balances at June 30, 2007. Accordingly, the Other Adjustments and Reclasses column of the table above includes reclassifications to Other long-term assets and Pension and other postretirement liabilities for the position elimination-related impacts on the Company's pension and other postretirement employee benefit plan arrangements, including net curtailment and settlement gains and special termination benefits of $37 million and reclassifications to Other long-term liabilities for other severance-related costs of $2 million. Additionally, the Other Adjustments and Reclasses column of the table above includes foreign currency translation of $2 million.

    The costs incurred, net of reversals, which total $321 million for the three months ended June 30, 2007, include $15 million and $6 million of charges related to accelerated depreciation and inventory write-downs that were reported in cost of goods sold in the accompanying Consolidated Statement of Operations for the three months ended June 30, 2007. Of the remaining costs incurred, net of reversals, $5 million was included in discontinued operations and $295 million was reported as restructuring costs and other in the accompanying Consolidated Statement of Operations for the three months ended June 30, 2007. The severance costs and exit costs require the outlay of cash, while long-lived asset impairments, accelerated depreciation and inventory write-downs represent non-cash items.

    2004-2007 Restructuring Program Activity

    The Company implemented certain actions under the program during the second quarter of 2007. As a result of these actions, the Company recorded charges of $321 million in the second quarter of 2007, which were composed of severance, long-lived asset impairments, exit costs, inventory write-downs, and accelerated depreciation of $19 million, $251 million, $30 million, $6 million, and $15 million, respectively. Included in these amounts, $3 million of severance and $2 million of exit costs are presented as discontinued operations. The severance costs related to the elimination of approximately 1,100 positions, including approximately 175 photofinishing, 425 manufacturing, 25 research and development and 475 administrative positions. The geographic composition of the positions to be eliminated includes approximately 325 in the United States and Canada and 775 throughout the rest of the world. The reduction of the 1,100 positions and the $49 million charges for severance and exit costs are reflected in the 2004-2007 Restructuring Program table below. The $251 million charge in the second quarter for long-lived asset impairments was included in restructuring costs and other in the accompanying Consolidated Statement of Operations for the three months ended June 30, 2007, respectively. The charges taken for inventory write-downs of $6 million were reported in cost of goods sold in the accompanying Consolidated Statement of Operations for the three monthsended June 30, 2007.

    As a result of initiatives implemented under the 2004-2007 Restructuring Program, the Company also recorded $15 million of accelerated depreciation on long-lived assets in cost of goods sold in the accompanying Consolidated Statement of Operations for the three months ended June 30, 2007. The accelerated depreciation relates to long-lived assets accounted for under the held and used model of SFAS No. 144. The total amount of $15 million relates to $14 million of manufacturing facilities and equipment, and $1 million of administrative facilities that will be used until their abandonment. The Company will incur approximately $4 million of accelerated depreciation in the third quarter of 2007 as a result of the initiatives already implemented under the 2004-2007 Restructuring Program.

    In April 2007, the Company entered into an agreement to sell its manufacturing site in Xiamen, China. This sale closed in the second quarter of 2007 and resulted in a non-cash charge of approximately $238 million. This action is part of the 2004-2007 Restructuring Program.

    Under this program, on a life-to-date basis as of June 30, 2007, the Company has recorded charges of $3,220 million, which was composed of severance, long-lived asset impairments, exit costs, inventory write-downs and accelerated depreciation of $1,322 million, $611 million, $304 million, $75 million and $908 million, respectively. The severance costs related to the elimination of approximately 25,600 positions, including approximately 6,425 photofinishing, 11,950 manufacturing, 1,450 research and development and 5,775 administrative positions.

    The following table summarizes the activity with respect to the charges recorded in connection with the focused cost reduction actions that the Company has committed to under the 2004-2007 Restructuring Program and the remaining balances in the related reserves at June 30, 2007:




                                                                Exit
                                           Number of Severance  Costs
(dollars in millions)                      Employees  Reserve  Reserve
                                           --------- --------- -------

2004 charges - continuing operations           8,975  $    405  $   95
2004 charges - discontinued operations           650        13       4
2004 reversals - continuing operations             -       (6)     (1)
2004 utilization                             (5,175)     (169)    (47)
2004 other adj. & reclasses                        -        24    (15)
                                           --------- --------- -------
Balance at 12/31/04                            4,450       267      36

2005 charges - continuing operations           7,850       472      82
2005 charges - discontinued operations           275        25       2
2005 reversals - continuing operations             -       (3)     (6)
2005 utilization                            (10,225)     (377)    (95)
2005 other adj. & reclasses                        -     (113)       4
                                           --------- --------- -------
Balance at 12/31/05                            2,350       271      23

2006 charges - continuing operations           5,150       266      66
2006 charges - discontinued operations           475        52       3
2006 reversals - continuing operations             -       (3)     (1)
2006 utilization                             (5,700)     (416)    (67)
2006 other adj. & reclasses                        -        58       -
                                           --------- --------- -------
Balance at 12/31/06                            2,275       228      24

Q1 2007 charges - continuing operations        1,075        53      22
Q1 2007 charges - discontinued operations         50        17       -
Q1 2007 utilization                          (1,000)      (84)    (20)
Q1 2007 other adj. & reclasses                     -      (18)       -
                                           --------- --------- -------
Balance at 3/31/07                             2,400       196      26

Q2 2007 charges - continuing operations        1,100        16      28
Q2 2007 charges - discontinued operations          -         3       2
Q2 2007 utilization                          (1,250)      (83)    (32)
Q2 2007 other adj. & reclasses                     -        41       -
                                           --------- --------- -------
Balance at 6/30/07                             2,250  $    173  $   24
                                           ========= ========= =======

                                         Long-lived Asset
                                           Impairments
                                          and Inventory   Accelerated
(dollars in millions)             Total    Write-downs    Depreciation
                                  ------ ---------------- ------------

2004 charges - continuing
 operations                       $  500   $          156   $      152
2004 charges - discontinued
 operations                           17                1            -
2004 reversals - continuing
 operations                          (7)                -            -
2004 utilization                   (216)            (157)        (152)
2004 other adj. & reclasses            9                -            -
                                  ------ ---------------- ------------
Balance at 12/31/04                  303                -            -

2005 charges - continuing
 operations                          554              160          391
2005 charges - discontinued
 operations                           27                1            -
2005 reversals - continuing
 operations                          (9)                -            -
2005 utilization                   (472)            (161)        (391)
2005 other adj. & reclasses        (109)                -            -
                                  ------ ---------------- ------------
Balance at 12/31/05                  294                -            -

2006 charges - continuing
 operations                          332               97          273
2006 charges - discontinued
 operations                           55                3           12
2006 reversals - continuing
 operations                          (4)                -            -
2006 utilization                   (483)            (100)        (285)
2006 other adj. & reclasses           58                -            -
                                  ------ ---------------- ------------
Balance at 12/31/06                  252                -            -

Q1 2007 charges - continuing
 operations                           75               11           65
Q1 2007 charges - discontinued
 operations                           17                -            -
Q1 2007 utilization                (104)             (11)         (65)
Q1 2007 other adj. & reclasses      (18)                -            -
                                  ------ ---------------- ------------
Balance at 3/31/07                   222                -            -

Q2 2007 charges - continuing
 operations                           44              257           15
Q2 2007 charges - discontinued
 operations                            5                -            -
Q2 2007 utilization                (115)            (257)         (15)
Q2 2007 other adj. & reclasses        41                -            -
                                  ------ ---------------- ------------
Balance at 6/30/07                $  197   $            -   $        -
                                  ====== ================ ============


    As a result of the initiatives already implemented under the 2004-2007 Restructuring Program, severance payments will be paid during periods through 2008 since, in many instances, the employees whose positions were eliminated can elect or are required to receive their payments over an extended period of time. Most exit costs have been paid or will be paid during 2007. However, certain costs, such as long-term lease payments, will be paid over periods after 2007.

    The charges of $321 million recorded in the second quarter of 2007 included $10 million applicable to FPG, $24 million applicable to CDG, $10 million applicable to GCG, and $272 million that was applicable to manufacturing, research and development, and administrative functions, which are shared across all segments. The remaining $5 million is applicable to discontinued operations.

    The restructuring actions implemented during the second quarter of 2007 under the 2004-2007 Restructuring Program are expected to generate future annual cost savings of approximately $89 million and future annual cash savings of approximately $71 million. These cost savings began to be realized by the Company beginning in the second quarter of 2007, and are expected to be fully realized by the end of 2007 as most of the actions and severance payouts are completed. These total cost savings are expected to reduce future cost of goods sold, SG&A, and R&D expenses by approximately $52 million, $36 million, and $1 million, respectively.

    Based on all of the actions taken to date under the 2004-2007 Restructuring Program, the program is expected to generate annual cost savings of approximately $1,535 million, including annual cash savings of $1,461 million, as compared with pre-program levels. The Company began realizing these savings in the second quarter of 2004, and expects the savings to be fully realized by the end of 2007 as most of the actions and severance payouts are completed. These total cost savings are expected to reduce cost of goods sold, SG&A, and R&D expenses by approximately $973 million, $419 million, and $143 million, respectively.

    The above savings estimates are based primarily on objective data related to the Company's severance actions. Savings resulting from facility closures and other non-severance actions that are more difficult to quantify are not included. The Company reaffirms its estimate of total annual cost savings including both employee-related costs and facility-related costs under the extended 2004-2007 Restructuring Program of $1.6 billion to $1.8 billion, as announced in July 2005, and does not expect the final annual cost savings to differ materially from this estimate.

    Pre-2004 Restructuring Programs Activity

    At June 30, 2007, the Company had remaining exit costs reserves of $6 million, relating to restructuring plans committed to or executed prior to 2004. Most of these remaining exit costs reserves represent long-term lease payments, which will continue to be paid over periods throughout and after 2007.

    CASH FLOW ACTIVITY

    The Company's cash and cash equivalents increased $456 million for the six months ending June 30, 2007 to $1,925 million. The increase resulted primarily from $2,316 million of net cash provided by investing activities, offset by $1,145 million of net cash used in financing activities and $725 million of net cash used in operating activities for the six months ending June 30, 2007.

    The net cash used in continuing operations from operating activities of $695 million for the six months ending June 30, 2007 was primarily attributable to increases in inventories of $149 million and a decrease in liabilities excluding borrowings of $765 million. The increase in inventories is primarily due to inventory balances needed to meet seasonal revenue patterns. The decrease in liabilities excluding borrowings is primarily due to restructuring-related severance benefits and exit costs, lower trade payables and payment of incentive compensation accruals. These uses of cash were partially offset by decreases in receivables of $90 million. The decrease in receivables is a result of seasonally lower sales levels in the six month period ended June 30, 2007 compared with fourth quarter 2006 sales. In addition, the Company's net earnings of $441 million, which, when adjusted for earnings from discontinued operations, net of income taxes; depreciation and amortization; the gain on sales of businesses/assets; restructuring costs, asset impairments and other non-cash charges; and benefit for deferred taxes, provided $245 million of operating cash. Net cash used in discontinued operations from operating activities was $30 million.

    The net cash used in continuing operations from investing activities of $19 million was utilized primarily for capital expenditures of $125 million, partially offset by proceeds from sales of businesses and assets of $116 million. Net cash provided by discontinued operations from investing activities was $2,335 million due to the proceeds received in connection with the sale of the Health Group business. The net cash used in financing activities of $1,145 million was primarily the result of a net decrease in borrowings primarily related to the full repayment of the Secured Term Debt.

    The Company's primary uses of cash included restructuring payments, debt payments, capital additions, employee benefit plan payments/contributions, and working capital needs.

    Capital additions were $125 million in the six months ended June 30, 2007, with the majority of the spending supporting new products, manufacturing productivity and quality improvements, infrastructure improvements, equipment placements with customers, and ongoing environmental and safety initiatives.

    During the six months ended June 30, 2007, the Company expended $235 million against restructuring reserves and pension and other postretirement liabilities, primarily for the payment of severance benefits. Employees whose positions were eliminated could elect to receive severance payments for up to two years following their date of termination.

    The Company has a dividend policy whereby it makes semi-annual payments which, when declared, will be paid on the Company's 10th business day each July and December to shareholders of record on the close of the first business day of the preceding month. On May 9, 2007, the Board of Directors declared a semi-annual cash dividend of $.25 per share payable to shareholders of record at the close of business on June 1, 2007. This dividend was paid on July 16, 2007.

    CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    Certain statements in this report may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations for restructuring plans and charges, receivables, guarantees, amortization expense, cost savings, cash savings, and employment reductions are forward-looking statements.

    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this report are subject to a number of factors and uncertainties, including the successful:

    -- execution of the digital growth and profitability strategies, business model and cash plan;

    --  implementation of the cost reduction programs;

    -- transition of certain financial processes and administrative functions to a global shared services model and the outsourcing of certain functions to third parties;

    -- implementation of, and performance under, the debt management program, including compliance with the Company's debt covenants;

    -- development and implementation of product go-to-market and e-commerce strategies;

    -- protection, enforcement and defense of the Company's intellectual property, including defense of its products against the intellectual property challenges of others;

    -- implementation of intellectual property licensing and other strategies;

    -- integration of the Company's businesses to SAP, the Company's enterprise system software;

    --  completion of various portfolio actions;

    --  reduction of inventories;

    -- integration of acquired businesses and consolidation of the Company's subsidiary structure;

    --  improvement in manufacturing productivity and techniques;

    -- improvement in working capital management and cash conversion cycle;

    --  improvement in supply chain efficiency; and

    -- implementation of the strategies designed to address the decline in the Company's traditional businesses.

    The forward-looking statements contained in this report are subject to the following additional risk factors:

    -- inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

    --  competitive actions, including pricing;

    -- changes in the Company's debt credit ratings and its ability to access capital markets;

    --  the nature and pace of technology evolution;

    -- changes to accounting rules and tax laws, as well as other factors which could impact the Company's reported financial position or effective tax rate;

    -- pension and other postretirement benefit cost factors such as actuarial assumptions, market performance, and employee retirement decisions;

    -- general economic, business, geo-political and regulatory conditions or unanticipated environmental liabilities or costs;

    --  market growth predictions;

    --  continued effectiveness of internal controls; and

    -- other factors and uncertainties disclosed from time to time in the Company's filings with the Securities and Exchange
        Commission.

    Any forward-looking statements in this report should be evaluated in light of these important factors and uncertainties.



EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(in millions, except per share data)

                                        Three Months     Six Months
                                            Ended           Ended
                                           June 30         June 30
                                       --------------- ---------------
                                        2007    2006    2007    2006
                                       -------------------------------

Net sales                              $ 2,510 $ 2,688 $ 4,629 $ 4,980
Cost of goods sold                       1,852   2,113   3,542   3,936
                                       ------- ------- ------- -------
   Gross profit                            658     575   1,087   1,044
Selling, general and administrative
 expenses                                  431     518     826   1,025
Research and development costs             128     152     265     300
Restructuring costs and other              295     156     380     294
Other operating (income) expenses, net    (33)       6    (39)      11
                                       ------- ------- ------- -------
Loss from continuing operations before
 interest, other income (charges), net
 and income taxes                        (163)   (257)   (345)   (586)
Interest expense                            31      43      56      84
Other income (charges), net                 21       6      38      38
                                       ------- ------- ------- -------
Loss from continuing operations before
 income taxes                            (173)   (294)   (363)   (632)
(Benefit) provision for income taxes      (38)      61    (54)      69
                                       ------- ------- ------- -------
Loss from continuing operations          (135)   (355)   (309)   (701)
Earnings from discontinued operations,
 net of income taxes                       727      73     750     121
                                       ------- ------- ------- -------
NET EARNINGS (LOSS)                    $   592 $ (282) $   441 $ (580)
                                       ======= ======= ======= =======


Basic and diluted net earnings (loss)
 per share:
   Continuing operations               $(0.47) $(1.24) $(1.08) $(2.44)
   Discontinued operations                2.53    0.26    2.61    0.42
                                       ------- ------- ------- -------
   Total                               $  2.06 $(0.98) $  1.53 $(2.02)
                                       ======= ======= ======= =======

Number of common shares used in basic
 net earnings (loss) per share           287.6   287.3   287.5   287.2
Incremental shares from assumed
 conversion of options                       -       -       -       -
                                       ------- ------- ------- -------
Number of common shares used in
 diluted net earnings (loss) per share   287.6   287.3   287.5   287.2
                                       ======= ======= ======= =======




EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF FINANCIAL POSITION (Unaudited)
(in millions)

                                                June 30,  December 31,
                                                  2007        2006
                                                ----------------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents                         $ 1,925  $     1,469
Receivables, net                                    2,021        2,072
Inventories, net                                    1,188        1,001
Deferred income taxes                                 109          108
Other current assets                                  122           96
Assets of discontinued operations                       -          811
                                                --------- ------------
   Total current assets                             5,365        5,557

Property, plant and equipment, net                  1,993        2,602
Goodwill                                            1,621        1,584
Other long-term assets                              4,095        3,509
Assets of discontinued operations                       -        1,068
                                                --------- ------------
   TOTAL ASSETS                                   $13,074  $    14,320
                                                ========= ============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and other current liabilities    $ 3,333  $     3,712
Short-term borrowings                                 292           64
Accrued income and other taxes                        399          347
Liabilities of discontinued operations                  -          431
                                                --------- ------------
   Total current liabilities                        4,024        4,554

Long-term debt, net of current portion              1,332        2,714
Pension and other postretirement liabilities        3,595        3,934
Other long-term liabilities                         1,631        1,690
Liabilities of discontinued operations                  -           40
                                                --------- ------------
   Total liabilities                               10,582       12,932
                                                --------- ------------

   Commitments and Contingencies (Note 7)

SHAREHOLDERS' EQUITY
Common stock, $2.50 par value                         978          978
Additional paid in capital                            880          881
Retained earnings                                   6,322        5,967
Accumulated other comprehensive income (loss)          88        (635)
                                                --------- ------------
                                                    8,268        7,191
Less: Treasury stock, at cost                       5,776        5,803
                                                --------- ------------
   Total shareholders' equity                       2,492        1,388
                                                --------- ------------
   TOTAL LIABILITIES AND
      SHAREHOLDERS' EQUITY                        $13,074  $    14,320
                                                ========= ============




EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

                                             Six Months Ended June 30,
(in millions)                                    2007         2006
                                             -------------------------

Cash flows from operating activities:
Net earnings (loss)                           $        441  $    (580)
Adjustments to reconcile to net cash used in
 operating activities:
   Earnings from discontinued operations,
    net of income taxes                              (750)       (121)
   Equity in earnings from unconsolidated
    affiliates                                           -         (7)
   Depreciation and amortization                       446         637
   (Gain) loss on sales of businesses/assets          (48)           1
   Non-cash restructuring costs, asset
    impairments and other charges                      274          78
   Benefit for deferred income taxes                 (118)       (221)
   Decrease in receivables                              90         189
   (Increase) decrease in inventories                (149)          72
   Decrease in liabilities excluding
    borrowings                                       (765)       (453)
   Other items, net                                  (116)       (149)
                                             ------------- -----------
      Total adjustments                            (1,136)          26
                                             ------------- -----------
      Net cash used in continuing operations         (695)       (554)
                                             ------------- -----------
      Net cash (used in) provided by
       discontinued operations                        (30)         153
                                             ------------- -----------
      Net cash used in operating activities          (725)       (401)
                                             ------------- -----------
Cash flows from investing activities:
   Additions to properties                           (125)       (161)
   Net proceeds from sales of
    businesses/assets                                  116          33
   Acquisitions, net of cash acquired                  (2)           -
   Investments in unconsolidated affiliates              -         (9)
   Marketable securities - sales                        77          57
   Marketable securities - purchases                  (85)        (60)
                                             ------------- -----------
      Net cash used in continuing operations          (19)       (140)
                                             ------------- -----------
      Net cash provided by (used in)
       discontinued operations                       2,335        (23)
                                             ------------- -----------
      Net cash provided by (used in)
       investing activities                          2,316       (163)
                                             ------------- -----------
Cash flows from financing activities:
   Net decrease in borrowings with
    maturities of 90 days or less                      (6)        (21)
   Proceeds from other borrowings                       16         568
   Repayment of other borrowings                   (1,160)       (599)
   Exercise of employee stock options                    5           -
                                             ------------- -----------
      Net cash used in financing activities        (1,145)        (52)
                                             ------------- -----------
Effect of exchange rate changes on cash                 10           6
                                             ------------- -----------
Net increase (decrease) in cash and cash
 equivalents                                           456       (610)
Cash and cash equivalents, beginning of
 period                                              1,469       1,665
                                             ------------- -----------
Cash and cash equivalents, end of period      $      1,925  $    1,055
                                             ============= ===========




Net Sales from Continuing Operations by Reportable Segment and All
 Other
(in millions)


                                       Three Months Ended June 30,
                                   -----------------------------------
                                                              Foreign
                                                              Currency
                                      2007      2006   Change Impact*
                                   ---------- -------- ------ --------
Consumer Digital Imaging Group
   Inside the U.S.                 $      512  $   565    -9%       0%
   Outside the U.S.                       488      540    -10       +3
                                   ---------- --------
Total Consumer Digital Imaging
 Group                                  1,000    1,105    -10       +2
                                   ---------- --------

Film Products Group
   Inside the U.S.                        133      201    -34        0
   Outside the U.S.                       426      459     -7       +3
                                   ---------- --------
Total Film Products Group                 559      660    -15       +2
                                   ---------- --------

Graphic Communications Group
   Inside the U.S.                        304      314     -3        0
   Outside the U.S.                       625      594     +5       +6
                                   ---------- --------
Total Graphic Communications Group        929      908     +2       +4
                                   ---------- --------

All Other
   Inside the U.S.                         19       13    +46        0
   Outside the U.S.                         3        2    +50        0
                                   ---------- --------
Total All Other                            22       15    +47        0
                                   ---------- --------

Consolidated
   Inside the U.S.                        968    1,093    -11        0
   Outside the U.S.                     1,542    1,595     -3       +5
                                   ---------- --------
Consolidated Total                 $    2,510  $ 2,688    -7%      +3%
                                   ========== ========

                                         Six Months Ended June 30,
                                      --------------------------------
                                                              Foreign
                                                              Currency
                                        2007    2006   Change Impact*
                                      -------- ------- ------ --------
Consumer Digital Imaging Group
   Inside the U.S.                     $   901  $  990    -9%       0%
   Outside the U.S.                        877   1,017    -14       +3
                                      -------- -------
Total Consumer Digital Imaging Group     1,778   2,007    -11       +1
                                      -------- -------

Film Products Group
   Inside the U.S.                         250     332    -25        0
   Outside the U.S.                        767     828     -7       +4
                                      -------- -------
Total Film Products Group                1,017   1,160    -12       +3
                                      -------- -------

Graphic Communications Group
   Inside the U.S.                         586     627     -7        0
   Outside the U.S.                      1,207   1,151     +5       +7
                                      -------- -------
Total Graphic Communications Group       1,793   1,778     +1       +4
                                      -------- -------

All Other
   Inside the U.S.                          29      30     -3        0
   Outside the U.S.                         12       5   +140        0
                                      -------- -------
Total All Other                             41      35    +17        0
                                      -------- -------

Consolidated
   Inside the U.S.                       1,766   1,979    -11        0
   Outside the U.S.                      2,863   3,001     -5       +4
                                      -------- -------
Consolidated Total                     $ 4,629  $4,980    -7%      +3%
                                      ======== =======



* Represents the percentage point change in segment net sales for the period that is attributable to foreign currency fluctuations




(Loss) Earnings from Continuing Operations Before Interest, Other
 Income (Charges), Net and Income Taxes by Reportable Segment and All
 Other
(in millions)

                            Three Months Ended     Six Months Ended
                                 June 30,              June 30,
                           --------------------- ---------------------
                            2007   2006   Change  2007   2006   Change
                           ------ ------- ------ ------ ------- ------

Consumer Digital Imaging
 Group                     $ (55) $ (133)   +59% $(169) $ (300)   +44%
   Percent of Sales          (6)%   (12)%         (10)%   (15)%

Film Products Group        $  137 $   119   +15% $  211 $   170   +24%
   Percent of Sales           25%     18%           21%     15%

Graphic Communications
 Group                     $   44 $    16  +175% $   60 $    40   +50%
   Percent of Sales            5%      2%            3%      2%

All Other                  $  (6) $  (25)   +76% $ (19) $  (41)   +54%
   Percent of Sales         (27)%  (167)%         (46)%  (117)%
                           ------ -------        ------ -------

Total of segments          $  120 $  (23)  +622% $   83 $ (131)  +163%
   Percent of Sales            5%    (1)%            2%    (3)%

Restructuring costs and
 other                      (316)   (224)         (467)   (440)
Other operating (expenses)
 income, net                   33     (6)            39    (11)
Legal settlement                -     (4)             -     (4)
Interest expense             (31)    (43)          (56)    (84)
Other income (charges),
 net                           21       6            38      38
                           ------ -------        ------ -------
Consolidated loss from
 continuing operations
 before income taxes       $(173) $ (294)   +41% $(363) $ (632)   +43%
                           ====== =======        ====== =======